Exhibit 10.21

EXECUTION VERSION

SERVICES AGREEMENT

This SERVICES AGREEMENT (this “Agreement”) is made and entered into as of August 3, 2015, by and between Clipper Equity LLC, a New York limited liability company (“Equity”) and CLIPPER REALTY L.P., a Delaware limited partnership (the “Service Provider”).

WITNESSETH:

WHEREAS, Equity and/or Equity’s affiliates own, and may in the future acquire, interests in certain commercial, retail and residential real estate properties; and

WHEREAS, Equity desires that the Service Provider provide certain support services with respect to the business and operations of Equity on the terms set forth herein; and

WHEREAS, the Service Provider has the resources and capacity to provide such support services to Equity and is willing to perform such services upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, it is agreed as follows:

1. Term; Termination.

(a)          The term of this Agreement shall commence as of the date first set forth above, and shall remain in effect until the third anniversary of the date hereof, unless earlier terminated pursuant to paragraph (b) of this Section 1 or in Section 9 below or renewed by mutual consent of the parties.

(b)          Notwithstanding anything to the contrary contained herein, either party shall have the right to terminate this Agreement without cause with at any time prior to the expiration of the term of this Agreement upon at least 90 days prior written notice to the other party.

2. Services.

(a)          During the term of this Agreement and upon the terms and conditions set forth herein, the Service Provider shall provide to Equity the following support services (collectively, the “Support Services”): (i) financial controller services on the terms available to Equity and its affiliates prior to the date of this Agreement, (ii) leasing services on the terms available to Equity and its affiliates prior to the date of this Agreement, [and] (iii) [executive support services for executives who will be providing services to Service Provider and its affiliates, on the one hand, and Equity and its affiliates, on the other hand and (iv)] such other support services as the parties may mutually agree.

(b)           The Service Provider shall use that degree of skill, care and diligence in the performance of services hereunder that (i) a reasonable person would use acting in like circumstances in accordance with real estate industry standards and all applicable laws, regulations and governmental requirements and (ii) is no less than that exercised by the Service Provider with respect to comparable services that it performs on its own behalf.

(c)           Equity shall cooperate with the Service Provider in all reasonable respects in matters relating to the provision and receipt of the Support Services.

3. Intellectual Property.

Any intellectual property owned by the Service Provider or third-party licensors or service providers that may be used by the Service Provider in connection with the provision of the Support Services hereunder will remain the property of the Service Provider or third-party licensors or service providers, and Equity shall have no rights or interests therein, except as may otherwise be expressly provided herein.

4. Authority.

Notwithstanding anything to the contrary contained in Section 2 hereof, the parties acknowledge and agree that the Service Provider shall provide the services set forth in Section 2 hereof subject to the ultimate authority of Equity to control its own business and affairs. Each party acknowledges that the services provided hereunder by the Service Provider are intended to be administrative, technical and ministerial and are not intended to set policy for Equity.

5. Support Services Fee; Expenses

(a)           Equity agrees to pay the Service Provider a monthly fee in the amount set forth in Schedule A (the “Support Services Fee”) for performing the Support Services during the term of this Agreement. Upon termination of this Agreement, the Support Services Fee shall be prorated on a daily basis to the effective date of termination.

(b)           The Support Services Fee shall be payable monthly in arrears by no later than the 15th day of the month following the month for which such Support Services Fee is payable.

(c)           The Service Provider shall be responsible for its own overhead and other expenses incurred in connection with the performance of the Support Services, including wages, salaries and benefits of its employees.

6. Exculpation and Indemnity; Other Interests.

(a)           The Service Provider (including its partners, officers, managers and employees) shall not be liable to Equity or its affiliates or their respective officers, directors, managers, employees, agents or representatives for any acts or omissions taken, or not taken, in good faith on behalf of Equity and in a manner reasonably believed by the Service Provider to be within the scope of the authority granted to it by this Agreement and in the best interests of Equity, except for acts or omissions constituting gross negligence, fraud or willful misconduct in the performance of the Service Provider’s duties under this Agreement. Equity shall indemnify, defend and hold harmless the Service Provider and its affiliates and each of their respective partners, members, officers, directors, employees, agents and representatives from and against any and all claims or liabilities of any nature whatsoever (including consequential damages and reasonable attorney’s fees) arising out of or in connection with any claim against the Service Provider under or otherwise in respect of this Agreement, except where attributable to the gross negligence, fraud or willful misconduct of the Service Provider or its partners, officers, managers, employees, agents or representatives.

(b)           The Service Provider shall indemnify, defend and hold harmless Equity and its affiliates and each of their respective partners, officers, directors, managers, employees, agents and representatives from and against any and all claims or liabilities of any nature whatsoever (including consequential damages and reasonable attorney’s fees) arising out of or resulting from the gross negligence, fraud or willful misconduct of the Service Provider or its affiliates or their respective partners, officers, directors, managers, employees, agents or representatives in the performing of the Service Provider’s obligations under this Agreement or the breach by the Service Provider of this Agreement.

(c)           The provisions of this Section 6 shall survive any termination or expiration of the Term of this Agreement for a period equal to the applicable statute of limitations with respect to any indemnifiable claim.

7. Relationship of the Parties.

(a)           The relationship of the parties shall be that of contracting parties, and no partnership, joint venture or other arrangement shall be deemed to be created hereby.

(b)           Except as expressly provided herein, neither party shall have the power to bind or obligate the other party by virtue of this Agreement.

(c)          Except as expressly provided herein, neither the Service Provider nor Equity shall have any claim against the other party or right of contribution by virtue of this Agreement with respect to any uninsured loss incurred by any of them nor shall any of them have a claim or right against the other by virtue of this Agreement with respect to any loss that is deemed to be included within the deductible, retention or self-insured portion of any insured risk.

8. Services by Third Parties.

Equity, without cause, may itself perform or may procure from a third party any of the services or benefits specified in Section 2 hereof. The Service Provider shall discontinue providing such services or benefits upon written notice by Equity, delivered at least 90 days before the requested termination date, and the Support Services Fee will be reduced accordingly.

9. Failure to Perform the Support Services.

In the event of any breach of this Agreement by the Service Provider or any error or defect in providing any of the Support Services, the Service Provider shall, at Equity’s written request which shall include a description of the breach, error or defect, and at the sole cost and expense of the Service Provider, use its commercially reasonable best efforts to correct or cause to be corrected such breach, error or defect or perform again or cause to be performed again such service, as promptly as practicable. In the event the breach, error or defect is not cured to the reasonable satisfaction of Equity within 30 days after such written request, Equity shall have the right to terminate this Agreement immediately without any further obligation other than payment for services rendered through the date of termination.

10. Excused Performance.

The Service Provider does not warrant that any of the services or benefits herein agreed to be provided shall be free of interruption caused by strikes, lockouts, accidents, inability to obtain third-party cooperation, acts of God or other causes beyond its control. No such interruption of services or benefits shall be deemed to constitute a breach of any kind whatsoever.

11. Confidentiality.

Except as otherwise provided in this Agreement, (a) the Service Provider shall, and shall cause its affiliates (and their respective accountants, counsel, consultants, employees and agents to whom they disclose such information) to, keep confidential all information in the possession of the Service Provider that in any way relates to Equity, and (b) Equity shall, and shall cause its affiliates (and their respective accountants, counsel, consultants, employees and agents to whom they disclose such information), to keep confidential all information in possession of Equity that relates to the Service Provider and is not information related to Equity or its affiliates’ assets. The provisions of this Section 11 do not apply to the disclosure by either party or their respective affiliates of any information, documents or materials (i) which are, or become, publicly available, other than by reason of a breach of this Section 11 by the disclosing party or any affiliate of the disclosing party, (ii) received from a third party not bound by any confidentiality agreement with the other party, (iii) required by applicable law to be disclosed by that party, or (iv) necessary to establish such party’s rights under this Agreement, provided that in the case of clauses (iii) and (iv), the person intending to make disclosure of confidential information will promptly notify the party to whom it is obligated to keep such information confidential and, to the extent practicable, provide such party a reasonable opportunity to prevent public disclosure of such information.

Upon the request of Equity and upon termination of this Agreement, the Service Provider shall provide Equity with any data or information generated with respect to the Support Services in a format usable by Equity.

12. Additional Service Provider Activities.

Equity hereby acknowledges that the Service Provider owns, manages and otherwise provides services to other properties, entities or persons, including, without limitation, properties and entities owned by affiliates of the Service Provider and agrees that this Agreement relates solely to Equity’s business and operations and that nothing contained herein shall be deemed to prohibit or otherwise affect the Service Provider’s rights to provide such services to any other entity or person or with respect to any other property so long as the same does not prevent the Service Provider from performing its functions hereunder.

13. Miscellaneous.

(a)           This Agreement and all the covenants herein contained shall be binding upon the parties, their respective heirs, successors, legal representatives and assigns. Neither party shall have the right to assign all or any portion of its obligations or interests in this Agreement or any monies which may be due pursuant hereto without the prior written consent of the other party.

(b)           No waiver by either party of any of its rights under this Agreement shall be effective unless in writing and signed by an officer of such party. No waiver of any breach of this Agreement shall constitute a waiver of any subsequent breach, whether or not of the same nature. This Agreement (including, for the avoidance of doubt, the schedules thereto) may not be modified or amended except by a writing signed by duly authorized officers from each party.

(c)           Without regard to affiliate status, references in this Agreement to affiliates of Equity shall not include Service Provider and its controlled affiliates, and references in this Agreement to affiliates of Service Provider shall not include Equity and its affiliates.

(d)           This Agreement constitutes the entire Agreement of the parties with respect to the services and benefits described herein, and cancels and supersedes any and all prior written or oral contracts or negotiations between the parties with respect to the subject matter hereof.

(e)           This Agreement shall be strictly construed as independent from any other agreement or relationship between the parties.

(f)           This Agreement shall be governed and construed in accordance with the laws of the State of New York, without regard to the principles of conflict of laws thereof.

(g)           The descriptive headings of the several sections hereof are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

(h)           Any notice, request or other communication required or permitted in this Agreement shall be in writing and shall be conclusively deemed to have been duly given (i) when hand delivered, (ii) five days after the same have been deposited in a United States post office via certified mail/return receipt requested, or (iii) the next Business Day after same have been deposited with a national overnight delivery service (e.g., Federal Express), in each case addressed to the applicable party as follows:

(1) If to Equity, to:

Clipper Equity LLC

4611 12th Avenue

Brooklyn, NY 11219

Attention: David Bistricer

Fax: 718-435-3848

(2) If to the Service Provider, to:

Clipper Realty L.P.

4611 12th Avenue

Brooklyn, NY 11219

Attention: David Bistricer

Fax No: 718-435-3848

The address of any party may be changed on notice to the other party duly served in accordance with the foregoing provisions.

(i)          This Agreement may be executed in one or more counterparts, each of which shall be deemed an original (including copies sent to a party by facsimile transmission) as against the party signing such counterpart, but which together shall constitute one and the same instrument. Signatures transmitted via facsimile, or PDF format through electronic mail, shall be considered authentic and binding.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed or caused this Services Agreement to be executed in their respective names by their respective officers thereunto duly authorized, as of the date first written above.

Clipper Equity LLC

By:
Name: David Bistricer
Title: Chief Executive Officer and President

Clipper Realty L.P.

By:	Clipper Realty, Inc., its general partner

	By:	/s/ David Bistricer
Name: David Bistricer
Title: Chief Executive Officer and President

[Signature Page to Support Services Agreement]